Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

December 2, 2013

ARAMARK Holdings Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, Pennsylvania 19107

Ladies and Gentlemen:

We have acted as counsel to ARAMARK Holdings Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-191057) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 36,250,000 shares of Common Stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), up to 28,000,000 Shares of which are being offered by the Company (the “Company Shares”), up to 8,250,000 Shares of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholders’ Firm Shares”) and up to 5,437,500 Shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholders (together with the Selling Stockholders’ Firm Shares, the “Selling Stockholders’ Shares”).

BEIJING     HONG KONG     HOUSTON     LONDON     LOS ANGELES     PALO ALTO     SÃO PAULO     SEOUL     TOKYO    WASHINGTON, D.C.

SIMPSON THACHER & BARTLETT LLP

We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) (A) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Company Shares, (B) when the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and (C) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholders’ Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

SIMPSON THACHER & BARTLETT LLP

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP